Exhibit 10.11

MTC TECHNOLOGIES, INC.

DIRECTOR RESTRICTED SHARE UNITS AGREEMENT

This Agreement (the “Agreement”) is made on this          day of         ,          (the “Date of Grant”) by and between MTC Technologies, Inc., a Delaware corporation (the “Company”) and                      (the “Grantee”).

1.	Grant of Restricted Share Units. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Company’s 2002 Equity and Performance Incentive Plan (Amended and Restated February 25, 2004) (the “Plan”), the Company hereby grants to the Grantee as of the Date of Grant Restricted Share Units (the “Restricted Share Units”), which shall become non-forfeitable in accordance with Section 3 hereof. Each Restricted Share Unit shall represent one hypothetical Common Share and shall at all times be equal in value to one Common Share. The Restricted Share Units will be credited to the Grantee in an account established for the Grantee until payment in accordance with Section 5 hereof.

2.	Restrictions on Transfer of Restricted Share Units. Neither the Restricted Share Units granted hereby nor any interest therein or in the Common Shares related thereto shall be transferable other than by will or pursuant to the laws of descent and distribution prior to payment.

3.	Vesting of Restricted Share Units.

(a)	The Restricted Share Units shall become non-forfeitable on the anniversary of the Date of Grant if the Grantee shall have remained a member of the Board during that ( ) year period.

(b)	Notwithstanding the provisions of Section 3(a), all of the Restricted Share Units shall immediately become non-forfeitable (i) if the Grantee dies or becomes permanently disabled, (ii) if a Change in Control occurs, or (iii) if so determined by the Compensation Committee of the Board, in its sole discretion, when and as permitted by the Plan.

4.	Forfeiture. The Restricted Share Units shall be forfeited, except as otherwise provided in Section 3(b) above, if the Grantee ceases to be a member of the Board prior to the anniversary of the Date of Grant.

5.	Payment of Restricted Share Units. Upon the Grantee’s retirement or other termination of service from the Board for any reason, the Restricted Share Units that have become non-forfeitable pursuant to Section 3 above shall be converted into Common Shares and transferred to the Grantee.

6.	Dividend, Voting and Other Rights. The Grantee shall have no rights of ownership in the Restricted Share Units and shall have no right to vote them until the date on which the Restricted Share Units are transferred to the Grantee pursuant to Section 5 above and a stock certificate (or certificates) representing such Common Shares is issued to the Grantee. From and after the Date of Grant and until the earlier of (a) the time when the Restricted Share Units become non-forfeitable and the Grantee receives the Common Shares underlying the Restricted Stock Units or (b) the time when the Grantee’s right to receive the Restricted Stock Units is forfeited in accordance with Section 4 hereof, the Company shall pay to the Grantee, whenever a normal cash dividend is paid on Common Shares, an amount of cash equal to the product of the per-share amount of the dividend paid times the number of such Restricted Share Units.

7.	Dilution and Other Adjustments. In the event of any change in the aggregate number of outstanding Common Shares by reason of (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing, then the Board shall adjust the number of Restricted Share Units then held by the Grantee in such manner as to prevent the dilution or enlargement of the rights of the Grantee that would otherwise result from such event. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence shall occur, the Board may provide in substitution of any or all of the Grantee’s rights under this Agreement, such alternative consideration as the Board may determine in good faith to be equitable under the circumstances. Such adjustments made by the Board shall be conclusive and binding for all purposes of this Agreement.

8.	Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

9.	Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

10.	Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

11.

Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Share Units.

12.	Governing Law. This agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Ohio.

This Agreement is executed by the Company on the day and year first set forth above.

MTC TECHNOLOGIES, INC.

By:
Name:
Title:

The undersigned hereby acknowledges receipt of an executed original of this Agreement and accepts the award of Restricted Share Units granted thereunder on the terms and conditions set forth herein and in the Company’s 2002 Equity and Performance Incentive Plan (Amended and Restated February 25, 2004).

Date: , 20
Grantee

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